PRESS RELEASE

Friday, 20 February 2004

2003 Fourth Quarter and Full Year Results

Pechiney announces earnings from operations in the fourth quarter of 2003 of € 66 million, down € 5 million from the fourth quarter of 2002, and up € 8 million from the third quarter of 2003. Net result for the fourth quarter was a loss of € 443 million as a result principally of impairment charges and other one-off charges. The 2003 full year earnings from operations stands at € 262 million, down € 145 million (or 36%) from 2002, essentially due to the weakness in the U.S. dollar. The 2003 net result is a loss of € 508 million compared to a loss of € 50 million a year earlier.

2003 Highlights

Earnings from operations:

  The decline in the Group's 2003 earnings from operations was mainly attributable to the Primary Aluminum sector, which reported earnings from operations of € 156 million in 2003, down € 126 million from 2002.This decrease is due to the worsening of external factors, notably the depreciation of the U.S. dollar vis-à-vis the euro and to a lesser extent higher energy costs. These negative factors were only partially offset by the slight rise in the average price of aluminum realized by Pechiney on the LME, which increased from 1,358 U.S.$/metric ton in 2002 to
  1,395 U.S.$/metric ton in 2003, as well as by significant continuous improvement related volume increases.

  The Aluminum Conversion sector reported earnings from operations of € 49 million in 2003 versus € 13 million in 2002. This strong growth reflected primarily the good performance of European activities, which benefited from the upturn in shipments to the aerospace industry in 2003. American activities also benefited from enhanced cost control and marked operational improvement at the Ravenswood plant following the restructuring plan launched at the end of 2002.

  The Packaging sector reported earnings from operations of € 93 million in 2003 versus € 129 million in 2002. This decline was due to lower sales volumes, a negative price/raw material cost squeeze and the depreciation of the U.S. dollar. These negative factors were only partially offset by cost reductions secured through the Pechiney Continuous Improvement System.

  During the year, the Group pursued successfully its implementation of the Pechiney Continuous Improvement System, with benefits estimated at € 119 million for 2003, representing the cumulated sum of
  € 249 million since January 1, 2002.

  In the fourth quarter, earnings from operations appear to have stabilized, compared to the strong year on year declines experienced in the previous periods. Earnings from operations stood at 7% (€ 5 million) below the fourth quarter of 2002, and at 14% (€ 8 million) above the third quarter of 2003. The realized LME price rose to
  1,430 U.S.$/metric ton during this fourth quarter.

Net result:

  The 2003 negative result is due to long-lived asset writedowns, other income (expense) and restructuring expense for a total of € 743 million, out of which € 525 million with no impact on cash flow. These charges reflect mostly the impact of the use of new economic assumptions in particular with regard to currency forecasts, the write down of the capitalized costs of the AP50 Coega project, and the potential capital loss associated with planned divestitures.

Statement of income (French GAAP)

Millions of euros	2002	2003	Millions of euros	Q4 2002	Q3 2003	Q4 2003
Net sales	11,909	10,651	Net sales	2,678	2,555	2,650
Earnings from operations	407	262	Earnings from operations	71	58	66
Restructuring expense and long-lived asset writedowns	(145)	(550)	Restructuring expense and long-lived asset writedowns	(85)	(68)	(422)
Other (expense) income	(98)	(149)	Other (expense) income	(41)	(47)	(86)
Income (loss) from operations excluding goodwill amortization	164	(437)	Income from operations excluding goodwill amortization	(55)	(57)	(442)
Financial expense, net	(49)	(47)	Financial expense, net	(11)	(13)	(10)
Income tax expense	(39)	8	Income tax expense	39	18	5
Equity affiliates	3	13	Equity affiliates	(1)	3	5
Minority interests	0	27	Minority interests	3	(1)	31
Net Income before goodwill	79	(436)	Net Income before goodwill	(25)	(50)	(411)
Goodwill amortisation	(31)	(28)	Goodwill amortisation	(7)	(7)	(7)
except. Goodwill amortisation	(98)	(44)	except. Goodwill amortisation	(50)	(19)	(25)
Net income	(50)	(508)	Net income	(82)	(76)	(443)
Net Income Per share "A" (€)	(0.66)	(6.48)	Net Income Per share "A" (€)	(1.06)	(0.97)	(5.56)

Principal indicators

	2002	2003

Recent developments - 2003 fourth quarter and beginning of 2004

- On December 16, modification of the Board of Directors of Pechiney, following Alcan's acquisition of more than 92% of Pechiney's share capital in the initial offer period. Travis Engen, Alcan President & CEO, was appointed as the new Chairman & CEO of Pechiney.

- On December 30, Pechiney became the sole owner of Aluminium Dunkerque. The acquisition by Pechiney of the remaining 65% stake in the Aluminium Dunkerque smelter, from the smelter's financial partners, represented € 248 million. The transaction also resulted in the consolidation of an additional € 117 million of debt.

- On January 8, the French Autorité des marchés financiers released the definitive results of Alcan's re-opened offer for Pechiney securities. Taking into account the Pechiney securities tendered during both offer periods, more than 95% of the share capital of Pechiney on a fully diluted basis was tendered to the offer. Therefore, Alcan will pay the specified additional consideration to the holders of Pechiney securities who tendered to the offer.

- On January 20, Pechiney American Depositary Shares were de-listed from the New York Stock Exchange.

- On January 23, the withdrawal offer for all remaining Pechiney securities was opened for a ten French trading days period.

- On February 6, Alcan acquired all remaining Pechiney shares, bonus allocation rights and OCEANEs it did not already own. Pechiney shares were de-listed from Euronext Paris stock exchange on same date.

Average euro/U.S. dollar	0.94	1.13
Realised € /$ (Primary Al.)	0.93	1.11
LME average price ($/t)	1,365	1,428
Average realized price ($/t)	1,358	1,395

	Q4 2002	Q4 2003
Average euro/U.S. dollar	1.00	1.19
Realised € /$ (Primary Al.)	0.98	1.16
LME average price ($/t)	1,359	1,521
Average realized price ($/t)	1,334	1,430

Net Sales (Millions of euros)

Earnings from Operations (Millions of euros)

Main trends in 2003

Pechiney Continuous Improvement System in 2003

To cumulated benefits, gross of inflation, of
€ 228 million reported at the end of September 2003, € 21 million can be added for the fourth quarter of 2003 (the rate of inflation used to compute Continuous Improvement benefits was updated during the third quarter; this amount therefore includes a € 2.3 million adjustment to first half benefits). Cumulated benefits since January 1, 2002, thus total € 249 million.

Market environment

In the primary aluminum market, the average price of aluminum on the LME increased by 4.6% during the year, from 1,365 U.S.$/metric ton in 2002 to 1,428 U.S.$/metric ton in 2003. In particular, it rose significantly during the fourth quarter - from 1,359 U.S.$/metric ton in the fourth quarter of 2002 (and from 1,421 U.S.$/metric ton in the third quarter of 2003) to 1,521 U.S.$/metric ton in the fourth quarter of 2003, representing an increase of 12%. The U.S. dollar declined vis-à-vis other currencies, in particular vis-à-vis the euro. The average price of aluminum on the LME in euros decreased from 1,452 €/metric ton in 2002 to 1,264 €/metric ton in 2003, and from 1,359 €/metric ton in the fourth quarter of 2002 to 1,278 €/metric ton in the fourth quarter of 2003.

In aluminum conversion markets, European activities benefited from a sharp upturn in shipments to the aerospace industry, and consumer markets (can stock, aluminum rolled products for automotive applications) remained robust. Conversely, there was no increase in demand in the most cyclical end markets (linked to investment, construction). In the United States, most of the aluminum conversion markets remained lackluster, in particular standard rolled products, transport (still at the low end of the cycle) and industry.

In packaging, except for certain food markets in the United States that showed some signs of recovery at the end of the year, the markets remained generally sluggish. The beauty and deluxe market, which was especially depressed in volume in both the United States and Europe except for personal care items, showed no signs of recovery in 2003.

Cumulated Continuous Improvement Benefits at the end of December 2003

Net Sales (new organization)

Segment breakdown - Fourth quarter 2003

For the Group as a whole, earnings from operations in the fourth quarter of 2003 declined slightly (down € 5 million) from the fourth quarter of 2002, and increased by € 8 million from the third quarter of 2003. After 5 successive declining quarters, this stabilization is mainly linked to the recovery on the LME, which offset the depreciation of the dollar more than in previous quarters, as well as to satisfying operating performance.

Primary Aluminum (Aluminum Metal, Bauxite - Alumina and Ferroalloys)

The sector's good performance in terms of sales volume and the increase in the price of aluminum on the LME were masked by the persistent negative impact of the depreciation of the U.S. dollar vis-à-vis the euro.

At € 44 million, earnings from operations in the fourth quarter of 2003 stopped the decline that started mid-2002, which was linked to the depreciation of the U.S. dollar: this result is up € 11 million from the third quarter of 2003. In this respect, the year on year fourth quarter decline, at € 6 million, compares favorably with the
€ 120 million decline accumulated for the first three quarters of 2003.

The decline in earnings from operations from the fourth quarter of 2002 was mainly linked to the continued depreciation of the U.S. dollar vis-à-vis the euro. The euro/dollar parity realized worsened, from 0.98 in the fourth quarter of 2002 to 1.16 in the fourth quarter of 2003. The options owned by Pechiney had a limited impact on the results of the sector. On the other hand, the rise in the average price of aluminum realized on the LME - from 1,334 U.S.$/metric ton in the fourth quarter of 2002 to 1,430 U.S.$/metric ton in the fourth quarter of 2003, had a significant positive impact but only partially offset the negative impact of the euro/dollar parity.

During the quarter, the sector reported good operating performance at its plants, in particular in terms of volume, including the PNL smelter in the Netherlands, which sharply increased its sales volume since the weather related incident that occurred in the fourth quarter of 2002. It benefited from an insurance reimbursement linked to this incident. The sector continued to be affected by a strong increase in energy costs.

Millions of euros	Q4 2002	Q3 2003	Q4 2003
Primary Aluminium	469	419	491
Aluminium Conversion	625	565	578
Packaging	554	539	541
Net sales from industrial operations	1,648	1,523	1,610
International Trade	1,030	1,032	1,040
Total	2,678	2,555	2,650

Millions of euros		2002	2003
Primary Aluminium		1,913	1,843
Aluminium Conversion		2,618	2,420
Packaging		2,342	2,188
Net sales from industrial operations		6,873	6,451
International Trade		5,036	4,200
Total		11,909	10,651

Earnings from operations (new organization)

Millions of euros	Q4 2002	Q3 2003	Q4 2003
Primary Aluminium	50	33	44
Aluminium Conversion	0	10	10
Packaging	24	23	18
International Trade	20	14	19
Holdings	(23)	(22)	(25)
Total	71	58	66

Millions of euros		2002	2003
Primary Aluminum		282	156
Aluminum Conversion		13	49
Packaging		129	93
International Trade		73	61
Holdings		(90)	(97)
Total		407	262

Aluminum Conversion

Good operating performance in Europe, further reduction of losses in the United States and enhanced cost control through the Pechiney Continuous Improvement System.

The Aluminum Conversion result in the fourth quarter of 2003 confirms the good performance recorded in the last quarters: earnings from operations, which totaled € 10 million, is close to that of the third quarter of 2003, and up € 10 million from the fourth quarter of 2002. This reflected again the good performance of the year 2003, which improved both in Europe and in the United States compared with 2002.

Earnings from operations reported by European activities stood at € 18 million in the fourth quarter of 2003 versus € 15 million in the same period in 2002.

In the aerospace business, favorable margins did offset a limited slowdown in sales volume from a high fourth quarter in 2002. Meanwhile, the strong improvement in delivery performance at Issoire contributed to an increase in orders of 13.7% between the fourth quarter of 2002 and 2003.

Sales volume in the beverage can and automotive markets remained satisfactory during the fourth quarter and started to recover for extruded products. Declines were noted in casting alloys, while foil and strip was affected by weaker pricing.

In the United States (Ravenswood, Vernon and
Aluminium Lithium), the operating loss totaled
€ 8 million in the fourth quarter, a major improvement over the € 15 million loss reported in the fourth quarter of 2002. American activities benefited from enhanced cost control linked to the restructuring plan launched at the end of 2002 in Ravenswood, West Virginia. Similarly to other quarters, this plant continued to benefit from a favorable mix effect, which stemmed from the planned rebalancing of its product portfolio. American activities also benefited from the reorganization of the Aluminum Lithium business.

Packaging

Decline in sales volume and elimination of the price/cost raw materials squeeze

In Packaging, earnings from operations totaled € 18 million, down € 6 million from the fourth quarter of 2002 and € 5 million from the previous quarter.

During the fourth quarter, the sector continued to be affected by a drop in sales volume in laminated tubes in the United States and, to a lesser degree, in the make-up and promotional segments. The improved product mix in flexible packaging in the United States enabled to more than offset the decrease in sales volume in this market. The price/cost raw material squeeze, strongly negative during the first half of the year, almost disappeared in the fourth quarter, baring in mind that it had already been considerably reduced during the third quarter.

The acquisitions realized during the year 2003 (Envaril, Danaflex, Novacel, APS) had a slightly favorable impact during the fourth quarter but were masked by the adverse impact from the declining euro/dollar parity.

International Trade

In International Trade, earnings from operations totaled € 19 million in the fourth quarter of 2003, down slightly from the € 20 million achieved in the fourth quarter of 2002. Good performances in alumina, aluminum and copper trading enabled to offset the negative impact of the euro/dollar parity.

Segment breakdown - Year 2003

The Group's earnings from operations fell by € 145 million, from € 407 million in 2002 to € 262 million in 2003. This decrease is essentially linked to Primary Aluminum, which declined by € 126 million between 2002 and 2003 mainly because of the depreciation of the dollar and the increase in energy cost. The increase in the average realized price of aluminum on the LME and the good performance of Aluminum Conversion enabled to partially offset these negative impacts, whereas Packaging recorded a decline in its results.

Primary Aluminum (Aluminum Metal, Bauxite - Alumina and Ferroalloys)

Unfavorable trend in external factors (weakness of the U.S. dollar vis-à-vis the euro and rise in energy costs) could not be offset by the good operating performance of the plants and the slight rise in aluminum price on the LME

At € 156 million, earnings from operations for the year 2003 were down € 126 million from 2002.

This decline was mainly linked to the depreciation of the U.S. dollar vis-à-vis the euro. The euro/dollar parity realized fell by 16.4% in 2003 versus 2002, from 0.93 to 1.11. The slight rise in the average price of aluminum on the LME realized by Pechiney, which climbed from 1,358 U.S.$/metric ton in 2002 to
1,395 U.S.$/metric ton in 2003, only offset the negative impact of the euro/dollar parity to a very limited extent.

In 2003, the sector reported satisfactory operating performance at its plants, with a significant increase in production volumes, except for the PNL smelter in the Netherlands, which was particularly affected by energy costs overruns. Meanwhile, the whole sector was impacted by higher energy costs in 2003.

Aluminum Conversion

Good performance of European activities and reduction of losses in the United States

Earnings from operations in the Aluminum Conversion sector totaled € 49 million in 2003, compared with € 13 million in 2002.

Earnings from operations reported by European activities stood at € 81 million in 2003 versus € 66 million in 2002.

European aerospace activities, whose earnings from operations increased by 63.5% between 2002 and 2003, benefited from the upturn in shipments to this sector after the end of inventory depletion which had occurred in 2002, and from the first shipments for the new Airbus 380 aircraft.

While sales volume in the beverage can, automotive and foil and strip markets was satisfactory in 2003, and started to recover in extruded products towards the end of the year, casting alloys volumes remained weak.

In the United States (Ravenswood, Vernon and
Aluminium Lithium), the operating loss totaled € 32 million in 2003, a major improvement over the € 53 million loss reported in 2002. American activities benefited from enhanced cost control linked to the restructuring plan launched at the end of 2002 at the Ravenswood plant in West Virginia, together with the reorganization of the Aluminum Lithium business.

Packaging

Decline in sales volume, negative price/cost raw materials squeeze and depreciation of the U.S. dollar vis-à-vis the euro only partially offset by improved cost control

In Packaging, earnings from operations totaled € 93 million in 2003, down € 36 million from 2002.

The sector was affected, in comparison with 2002, by a worsening of external factors, notably the rise in the price of plastic resins causing a negative price/cost raw materials squeeze and the depreciation of the U.S. dollar vis-à-vis the euro. It was also impacted by a strong decrease in sales volume in laminated tubes in the United States, while other segments were not showing any significant upturn following the market deterioration of 2002. The impact of these factors on earnings from operations was partially offset by improved cost control, in particular in plastic packaging and in beauty, and by the acquisitions realized during the year 2003 (mainly Envaril, Danaflex, Novacel, APS).

International Trade

In International Trade, earnings from operations totaled € 61 million in 2003, down € 12 million from a record year in 2002.

The division was strongly impacted by the depreciation of the U.S. dollar vis-à-vis the euro, which was partially offset by the good performance in alumina, aluminum and copper trading.

Other statement of income items

In 2003, restructuring expense, long-lived asset writedowns and other income (expense) represented a charge of € 699 million, compared to € 243 million in 2002. In the fourth quarter of 2003, it totaled € 508 million, versus € 126 million in the same period of 2002. These charges reflect mostly the impact of the use of new economic assumptions in particular with regard to currency forecasts, the write down of the capitalized costs of the AP50 Coega project and the potential capital loss associated with planned divestitures.

In 2003, the loss from operations totaled
€ 437 million, compared with an income from operations of € 164 million in 2002. In the fourth quarter of 2003, the loss represented € 442 million versus € 55 million in the fourth quarter of 2002. This increased loss is linked to the strong increase in restructuring expense and other expense in the fourth quarter of 2003.

Net financial expense totaled € 47 million in 2003, slightly down from € 49 million in 2002. It totaled € 10 million in the fourth quarter of 2003, versus € 11 million in the fourth quarter of 2002.

Current and deferred income taxes represented an income of € 8 million in 2003, versus a charge of € 39 million in 2002. This difference reflects mainly the difference in pre-tax income (loss) between 2002 and 2003.

Minority interests represented an income of € 27 million in 2003 (€ 31 million in the fourth quarter), compared with zero in 2002 (€ 3 million in the fourth quarter of 2002).

Amortization of goodwill

A charge of € 72 million was recorded in 2003 (out of which € 32 million in the fourth quarter), versus € 129 million in 2002 (€ 57 million in the fourth quarter). It includes exceptional goodwill amortization for a total amount of € 44 million in 2003 (€ 25 million in the fourth quarter), and € 28 million for the recurring goodwill amortization in French GAAP.

Cash flow

The cash flow generated by operations totaled € 448 million for 2003 to be compared with € 629 million in 2002. Net of investments and divestitures, including notably the purchase of 65% of Aluminium Dunkerque for € 248 million excluding the consolidation of the debt, the Group's financing needs stood at € 365 million, before the payment of dividends in the amount of € 110 million.

Financial structure

As of December 31, 2003, net indebtedness totaled € 1,913 million, up € 476 million from December 31, 2002. Compared with shareholders' equity and minority interests of € 2,561 million, the debt-to-equity ratio was 0.75, compared with 0.45 as of December 31, 2002.

Pursuant to article 7 of the COB Rule book no. 2002-04, this press release was disclosed to the French Autorité des marches financiers before its release.

Certain statements in this press release that describe Pechiney's intentions, expectations or projections may constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Pechiney's actual results, performance or achievement to be materially different from its intentions, expectations or projections. The forward-looking statements in this press release speak only as of its date and Pechiney undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Appendix

PECHINEY

Consolidated Statement of Income

French GAAP
(in millions of euros)	2002	2003
Net sales	11,909	10,651
Other operating revenues	144	161
Cost of goods sold (excluding depreciation)	(10,611)	(9,498)
Selling, general and administrative expense	(610)	(586)
Research and development expense	(90)	(93)
Amortisation (excluding goodwill)	(335)	(373)
Earnings from operations	407	262
Restructuring expense and Long-lived assets writedowns	(145)	(550)
Other (expense) income	(98)	(149)
Income from operations	164	(437)
Financial expense, net	(49)	(47)
Income before income taxes	115	(484)
Income tax benefit (expense)	(39)	8
Income from consolidated companies	76	(476)
Equity in net earnings of affiliates	3	13
Minority interests	0	27
Net Income before goodwill	79	(436)
Goodwill amortisation	(31)	(28)
Exceptional Goodwill amortisation	(98)	(44)
Net Income	(50)	(508)
Net Income per share "A" (€) (*)	(0.66)	(6.48)

(*) Computed on the average number of shares, i.e. 78,340,585 for the year 2003 (excluding treasury shares).

Consolidated Statement of Cash Flow

(in millions of euros)	2002	2003
Resources from Operations	740	496
Change in working capital requirements	168	80
Utilisation of provisions and other	(279)	(128)
Cash provided by Operations	629	448
Capital expenditures	(479)	(498)
Financial investments	(63)	(370)
Divestitures and other	5	55
Net Cash-flow	92	(365)
Dividends paid	(122)	(110)
Purchase of treasury shares	(40)	(1)
Increase in capital	(**)36	29
Contribution of treasury shares to Alcan's offer	-	75
Increase (decrease) in Cash	(34)	(372)

(**) Including € 35 million linked to the increase in capital reserved to employees in January 2002.

Appendix

PECHINEY

Consolidated Statement of Income

French GAAP
	2002					2003
(in millions of euros)	Q1	Q1 (restated)*	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales	2,814	2,814	3,397	3,020	2,678	2,820	2,626	2,555	2,650
Other operating revenues	30	30	41	35	38	30	51	41	39
Cost of goods sold (excluding depreciation)	(2,473)	(2,473)	(3,042)	(2,717)	(2,379)	(2,513)	(2,344)	(2,280)	(2,361)
Selling, general and administrative expense	(153)	(153)	(152)	(142)	(163)	(148)	(144)	(144)	(150)
Research and development expense	(24)	(24)	(20)	(22)	(24)	(24)	(24)	(21)	(24)
Amortisation (excluding goodwill)	(90)	(90)	(87)	(79)	(79)	(94)	(98)	(93)	(88)
Earnings from operations	104	104	137	95	71	71	67	58	66
Restructuring expense and Long-lived assets writedowns	(10)	(10)	(43)	(7)	(85)	(50)	(10)	(68)	(422)
Other (expense) income	(6)	(11)	(11)	(40)	(41)	(9)	(7)	(47)	(86)
Income from operations	88	83	83	48	(55)	12	50	(57)	(442)
Financial expense, net	(11)	(11)	(11)	(16)	(11)	(11)	(13)	(13)	(10)
Income before income taxes	77	72	72	32	(66)	1	37	(70)	(452)
Income tax benefit (expense)	(28)	(28)	(31)	(19)	39	5	(20)	18	5
Income from consolidated companies	49	44	41	13	(27)	6	17	(52)	(447)
Equity in net earnings of affiliates	1	1	3	0	(1)	2	3	3	5
Minority interests	(4)	(4)	4	(3)	3	(2)	(1)	(1)	31
Net Income before goodwill	46	41	48	10	(25)	6	19	(50)	(411)
Goodwill amortisation	(9)	(9)	(8)	(8)	(7)	(7)	(7)	(7)	(7)
Exceptional Goodwill amortisation	-	-	(31)	(16)	(50)	-	-	(19)	(25)
Net Income	37	32	9	(14)	(82)	(1)	12	(76)	(443)

autres éléments(*) As restated to reflect the elimination of the cumulative net income recorded upon the initial consolidation of the subsidiary Pechiney Far East as of January 1, 2002, to comply with the requirements of the United States Securities and Exchange Commission (see Note 1 to the consolidated financial statements in the Annual Report on Form 20-F/A filed with the SEC on October 24, 2003).

Earnings from operations (new organization)

	2002					2003
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Primary Aluminium		69	93	70	50	42	37	33	44
Aluminium Conversion		4	9	0	0	15	14	10	10
Packaging		33	40	32	24	26	26	23	18
International Trade		19	18	16	20	14	14	14	19
Holdings		(21)	(23)	(23)	(23)	(26)	(24)	(22)	(25)
Total		104	137	95	71	71	67	58	66
Depreciation		(90)	(87)	(79)	(79)	(94)	(98)	(93)	(88)
Consolidated primary Aluminium Prod. (kt)		215	219	221	222	217	210	212	218
Average realised LME price ($/t)(*)		1,354	1,385	1,360	1,334	1,368	1,390	1,394	1,430
Realised € /$ - Primary Aluminium		0.88	0.90	0.95	0.98	1.04	1.11	1.13	1.16
Average euro/U.S. dollar		0.88	0.92	0.98	1.00	1.07	1.14	1.12	1.19
(*) Average actual selling price of a metric ton of primary aluminium (excluding premiums) negotiated by the Group during the quarter.

Appendix

Consolidated Balance Sheet

French GAAP

(in millions of euros)	As of 31/12/2002	As of 31/12/2003
ASSETS
Long-term assets
Property, plant and equipment, net	2,832	2,971
Goodwill, net	637	525
Other intangible assets, net	163	184
Investments in equity affiliates	285	190
Long-term investments	139	95
Deferred income taxes	505	577
Other long-term assets	279	263
	4,840	4,805
Current assets
Inventories, net	1,525	1,523
Accounts receivable - Trade	1,281	1,451
Deferred income taxes	51	42
Prepaid expenses	72	65
Other receivables	29	53
Marketable securities	153	63
Cash	283	204
	3,394	3,401
Total assets	8,234	8,206
LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholder's equity
Capital stock
- Common shares "A"	1,242	1,273
- Preferred shares "B"	16	-
Treasury shares	(180)	(51)
Share premium	790	806
Retained earnings	1,297	747
Cumulative translation adjustment	(151)	(331)
	3,014	2,444
Minority interests	149	117
Long-term liabilities
Deferred income taxes	195	218
Other long-term liabilities	1,142	1,141
	1,337	1,359
Long-term debt	1,465	1,382
Current liabilities
Accounts payable - Trade	1,456	1,631
Accrued liabilities	376	422
Other payables	8	17
Current portion of long-term debt	39	160
Short-term bank loans	390	674
	2,269	2,904
Total liabilities and shareholders' equity	8,234	8,206
Net Debt*	1,437	1,913
Shareholder's equity + Minority interests	3,163	2,561
Gearing	0.45	0.75

* Net indebtedness comprises long term debt, current portion of long term debt, short term bank loan and other payables less cash, marketable securities and other receivables.